Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 14 to Form S-11 on Form S-3, Reg. No. 333-146341) and related Prospectus of KBS Real Estate Investment Trust II, Inc. of our report dated April 4, 2011 relating to the statement of revenues over certain operating expenses of CityPlace Tower, appearing in the Current Report on Form 8-K of KBS Real Estate Investment Trust II, Inc. filed with the Securities and Exchange Commission on April 4, 2011. We also consent to the reference to us under the heading "Experts" in such Registration Statement and Prospectus.

/s/ Friedman LLP

New York, New York

April 5, 2011